Exhibit 10.17

November 30, 2011

Via Electronic Delivery

Lance Berman

Dear Lance,

We are very pleased to offer you a position at Relypsa, Inc. (“Relypsa” or “Company”), subject to the conditions of this letter. Upon commencement of employment, your initial title will be Senior Vice President, Commercial Strategy & Medical Affairs. This is a full-time position reporting to Gerrit Klaerner - President and Chief Operating Officer.

Subject to your accepting this offer, checking of references and election to the position by the Board of Directors, your employment will begin on your first day of work with Relypsa, which is anticipated to be December 9, 2011. We understand that you have made personal travel plans for the upcoming holidays and thus you will take unpaid leave over the last two weeks of December.

Your initial base annual salary will be $295,000.00, payable in accordance with Relypsa’s standard payroll schedule. Your salary will be subject to adjustment pursuant to Relypsa’s employee compensation policies as may be in effect from time to time and periodic reviews by Relypsa.

As part of your employment it is understood that you will relocate to the San Francisco Bay Area as soon as practicable (and anticipated to occur in early January 2012). Prior to your relocation, you will be permitted to work remotely, although the Company can require your attendance at meetings (including, for example, the meeting in Miami on December 9, 2011) or other specific functions.

To assist with the costs of your relocation, Relypsa will provide you with the following allowances, which will be paid in installments on the following schedule (the “Allowances”):

•	For the months of January through March 2012: Allowance of $25,000 per month; and

•	For the months of April through December 2012: Allowance of $3,000 per month.

The Allowances will be subject to applicable payroll deductions and tax withholdings, and will be paid on a semi-monthly basis along with your regular paycheck. Notwithstanding the foregoing, the timing of the Allowance payments are intended to reflect the timing of expenses associated with relocation to the San Francisco Bay Area in early 2012. If, for any reason, such relocation does not occur by March 31, 2012, we will agree on an alternate payment schedule to reflect the timing of your related expenses. Notwithstanding the foregoing, to be eligible to receive the above Allowance installment payments, you must remain a Relypsa employee as of the applicable installment payment date.

Relypsa, Inc. 5301 Patrick Henry Drive Santa Clara CA 95054

Tel: 408-200-9500   Fax: 408-200-9700   Website: www.relypsa.com

Lance Berman

November 30, 2011

In addition to the Allowances, you are eligible for a one-time relocation bonus (the “Relocation Bonus”) under the following conditions: (1) if you sell your New York residence at any time before June 30, 2013, Relypsa will pay you a Relocation Bonus of $75,000 (provided that you remain a Relypsa employee as of the date that your residence is sold); or (2) if you have not sold your New York residence by June 30, 2013, Relypsa will pay you a Relocation Bonus of $25,000 (provided that you remain a Relypsa employee as of June 30, 2013). The Relocation Bonus will be subject to applicable payroll deductions and tax withholdings and, if owed, the Relocation Bonus will be paid on the earlier of closing or June 30, 2013.

In addition, you will be eligible for consideration of an incentive bonus for each fiscal year that you are employed at the Company. The incentive bonus (if any) will be awarded based on criteria for your goals for that year and approved by the Company’s Board of Directors. Your target bonus will be equal to 25% of your annual base salary. Any incentive bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. The incentive bonus for that fiscal year will be paid only if you are employed by the Company at the time the bonus is determined to be earned by the Company’s Board of Directors. The determination of the Company’s Board of Directors with respect to your incentive bonus will be final and binding.

As a regular employee of Relypsa, you and your eligible dependents will be able to participate in Company-sponsored benefit plans, such as medical, dental, vision, life insurance and 401(k) as may be established from time to time by Relypsa and in accordance with Relypsa policies and the terms of those plans. In addition, you will be entitled to paid vacation in accordance with Relypsa’s vacation policy, as may be in effect from time to time. You will begin with a vacation accrual rate of four (4) weeks per year.

Subject to approval by the Relypsa Board of Directors, you will be granted an option to purchase 1,468,020 shares of Relypsa’s Common Stock at an exercise price equal to the fair market value per share of the Common Stock on the grant date as determined in good faith by Relypsa’s Board of Directors, which will be the next regularly scheduled meeting of the Relypsa Board of Directors after your first day of employment. The option will be granted pursuant to the terms and conditions of Relypsa’s 2007 Equity Incentive Plan (the “Plan”) and related agreements to be provided to you in the near future which will detail the terms and conditions related to the option you will receive. The stock option agreement will reflect a vesting schedule (with vesting conditioned on your Continuous Service (as defined in the Plan) to Relypsa on each vesting date) under which 25% of the shares shall vest upon completion of one year of employment and the remaining shares shall vest in successive equal monthly amounts upon completion of each of the next thirty six (36) months measured from and after the first anniversary of the first day of employment.

Lance Berman

November 30, 2011

You will be required, as a condition of your employment with Relypsa, to sign and abide by Relypsa’s standard Proprietary Information and Inventions Agreement. By signing this letter agreement, you confirm to Relypsa that you have no contractual commitments or other legal obligations that would impede or prohibit you from performing your duties for Relypsa.

Employment with Relypsa is for no specific period of time. Your employment with Relypsa will be “at will,” meaning that either you or Relypsa may terminate your employment at any time and for any reason, with or without cause and with or without advance notice. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and Relypsa on the matter of your employment being “at will”. Although your job duties, title, compensation and benefits, as well as Relypsa’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of Relypsa (other than you).

While you render services to Relypsa, you will not engage in any other employment, consulting or other business activity that would create a conflict of interest with Relypsa. While you render services to Relypsa, you also will not assist any person or entity in competing with Relypsa, in preparing to compete with Relypsa or in hiring any employees or consultants of Relypsa.

All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law or authorized by you.

This letter, together with your Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with Relypsa. The terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written, and may not be changed (except with respect to those changes expressly reserved to the Company’s or Board’s discretion in this letter) without a written agreement signed by you and a duly authorized officer of the Company. We hope that you will accept our offer to join Relypsa. You may indicate your agreement with these terms and accept this offer by signing and dating this letter agreement and returning it to me (e.g., by fax, original or pdf).

This offer, if not accepted, will expire at the close of business on Monday, December 5, 2011. As required by law, your employment with Relypsa is contingent upon your providing legal proof of your identity and authorization to work in the United States.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, or interpretation of this letter agreement, your employment, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in Santa Clara County, California conducted by the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor, under the then applicable rules of JAMS. You acknowledge that by agreeing to this arbitration procedure, both you and the

Lance Berman

November 30, 2011

Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Each party will be responsible for their own costs and attorneys’ fees, other than the costs for JAMS, which shall be borne by the Company. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

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Lance Berman

November 30, 2011

Lance, I look forward to working with you. Your experience and knowledge will be a great addition to the team here at Relypsa.

Very truly yours,

RELYPSA, INC.

By:	/s/ Gerrit Klaerner
Gerrit Klaerner, President, Chief Operating Officer

I have read and accept this employment offer.

/s/ Lance Berman
SIGNATURE	DATE